EXHIBIT 99.1

Terra Tech Corp.’s Blüm Dispensaries in Nevada to Commence Adult Use Cannabis Sales on July 1st

Terra Tech’s entry into the adult-use market significantly expands its potential customer base, representing a major milestone in the Company’s development

Irvine, CA — June 30, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated, cannabis-focused agriculture company, today announced its Dual Use Marijuana business licenses have been approved by the State of Nevada Department of Taxation. This approval allows all four of the Company’s Blüm cannabis dispensaries in Nevada to commence sales of cannabis for adult-use, starting Saturday, July 1, 2017.

In November 2016, residents in the State of Nevada voted to allow regulated sales of cannabis for adult-use. In May 2017, Nevada’s Tax Commission approved temporary regulations to allow an “early start” for adult-use cannabis sales to commence July 1, 2017. This early rollout will make Nevada the fifth state with an operational adult-use market and the first to launch since last November's election. The state’s adult-use cannabis program is projected to generate more than $70 million for the state over the first two years, according to data from the Las Vegas review Journal.

Derek Peterson, Chief Executive Officer of Terra Tech Corp., commented, “Today, Terra Tech’s cannabis operations have expanded from being purely focused on serving the needs of patients to encompassing the adult-use cannabis market in Nevada. Receiving our Dual Use Marijuana business licenses is a major milestone for the Company and we are proud that all four of our medical dispensaries were granted approval to enter the adult-use market. Our dispensaries will offer our proprietary IVXX brand of premium cannabis, flowers, shatters, waxes and oils, among other high-quality cannabis products from a range of reputable providers of superior grade medical and adult-use cannabis. As we roll out these products to the adult-use market we are committed to ensuring that medical cannabis patients will continue to receive superior service at our dispensaries.”

As one of the medical cannabis companies granted approval to expand into the adult-use market, Terra Tech can now serve the needs of both medical patients and adult use customers alike in the same facility. This represents a major expansion of the Company’s potential customer base which also includes the 40+ million tourists who visit the Las Vegas Area, and the almost five million tourists who visit Reno, annually

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

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For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

Follow us on Instagram @socal_IVXX

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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